Exhibit 99.1

Press Release

Contact:	Robert C. Singer TESSCO Technologies Chief Financial Officer (410) 229-1378 singer@tessco.com

FOR IMMEDIATE RELEASE

TESSCO’s Revenues Reach a Record $93 Million in Quarter Ended December 28, 2003

Disaster Recovery Restructuring and Facility Consolidation Completed

HUNT VALLEY, MARYLAND, JANUARY 20, 2004-TESSCO Technologies (Nasdaq:  TESS), a leading supplier of integrated product plus supply chain solutions™ to the wireless communications industry, today reported its financial performance for its third quarter ended December 28, 2003.

Comments from Chairman, President and Chief Executive Officer

Robert B. Barnhill, Jr., chairman, president and chief executive officer, stated: “This past quarter we achieved record revenues of $93.1 million.  Third quarter earnings per share, prior to restructuring charges, were $0.19.  One-time restructuring charges related to productivity initiatives and facility consolidation were $0.31, which resulted in a loss of $0.12 per share for the quarter.

“Our record revenues were driven by 117% growth in our consumer direct affinity channel over the prior year quarter and 40% sequentially, and by 20% growth over the prior year quarter, and 3% sequentially in our commercial business.

“During the third quarter, we completed the disaster recovery restructuring of operations, organization, policies and processes, and a consolidation of facilities.   This has had a positive impact on income from operations of approximately $600,000, not including restructuring charges, during the third quarter, primarily related to people count reductions, productivity improvements and pricing adjustments.  In addition, the consolidation of our distribution operations from three facilities to two will reduce quarterly occupancy expenses by approximately $250,000 beginning in this current quarter.

“The cost of the restructuring and consolidation was expensed as a one-time charge this quarter, amounting to $2.3 million or $0.31 per share.  This charge consisted of $164,000, which primarily related to people termination costs, and $2.1 million related to facility consolidation.  The consolidation charge, based on current assumptions, represents exit costs, including asset write-offs, as well as the present value of the continuing lease obligation.  Due to current real estate market conditions, and the short remaining lease term, we currently do not expect to sub-lease the vacated facility.

“We are very pleased to have the disaster recovery behind us, which enables us to give total focus on executing our plans to drive profitable growth.”

Financial Results for the Third Quarter

Total revenues reached $93.1 million for the third quarter, up 43% compared to $65.0 million in the third quarter of last fiscal year and up 14% on a sequential basis. Gross profit was $19.9 million in the third quarter compared to $16.4 million in the third quarter of last fiscal year.  However, due to product mix, gross profit margin for the quarter decreased to 21.4% compared to 25.2% in the third quarter of last fiscal year.

Total selling, general and administrative expenses increased $2.5 million, or 16%, compared to the prior year quarter and are flat compared with the second quarter despite the 14% increase in sequential revenue.

The Company recorded aggregate restructuring charges during the third quarter of $2.3 million.  This represents $164,000 in implementation costs associated with the disaster recovery restructuring plan that was announced at the end of the second quarter and costs of $2.1 million to discontinue use of a leased facility.

Interest, fees and other expense, net, increased to $483,100 during the quarter compared to $319,600 in the prior year quarter due primarily to increased credit card fees.

Revenues for the first nine months of fiscal 2004 were $245.1 million as compared to $204.5 million for the corresponding prior year period, or a 20% increase. Net income for the first nine months of the fiscal year totaled $1.4 million as compared to $2.6 million for the corresponding prior year period. Diluted earnings per share for the first nine months of the fiscal year totaled $0.32, including the benefit from insurance proceeds and the restructuring charges, as compared to $0.58 for the corresponding prior year period.

The Company’s balance sheet is strong, with a cash balance of $4.2 million and corporate borrowings totaling $5.8 million, all of which are facility mortgages.  Cash flow from operations for the quarter was $1.5 million.

BUSINESS OUTLOOK

The Company will not give guidance at this time and is considering if and how it will give guidance in the future.

Third quarter results will be discussed in a teleconference on January 21, 2004 at 10 a.m. ET.  The conference call will be webcast live on the Internet at http://www.tessco.com.

About TESSCO

TESSCO Technologies Incorporated, “the virtual link to a wireless world™,” has connected wireless customers with integrated product and supply chain solutions since 1982. As a virtual wireless superstore, TESSCO is Your Total Source® for everything needed to design, build, run, maintain or use wireless. TESSCO supplies more than 34,000 items – ranging from network infrastructure to mobile devices and accessories to installation, test and maintenance products and services – from more than 450 manufacturers. On the business-to-business side, TESSCO serves in excess of 14,000 customers per quarter, including wireless service providers, systems integrators, site owners, dealers, VARs, retailers, the government, and enterprises. Through its consumer-direct “affinity” channel, TESSCO sells via the Internet and telephone to more than 80,000 wireless subscribers per quarter on behalf of wireless service providers and manufacturers. Overall, TESSCO enables wireless industry participants to achieve on-time availability and a cost effective supply chain process, thus minimizing inventory and lowering total costs. To learn more, please see the award-winning Web site, www.TESSCO.com®.

This press release, and particularly the statements by Robert B. Barnhill, Jr. contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are based on current expectations. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “believes,” “should,” “expects,” “anticipates,” “estimates,” and similar expressions. Our future results of operations and other forward-looking statements contained in this release involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in any such forward-looking statement. Consequently, the reader is cautioned to consider all forward- looking statements in light of the risks to which they are subject. In addition to factors discussed above, other factors could cause actual results to differ materially. Such factors include, but are not limited to, the following: the Company’s dependence on a relatively small number of suppliers and vendors, which could hamper the Company’s ability to maintain appropriate inventory levels and meet customer demand; the effect that the loss of certain customers or vendors could have on the Company’s net profits; economic conditions that may impact customers’ ability to fund purchases of our products and services; the possibility that unforeseen events could impair the Company’s ability to service its customers promptly and efficiently, if at all; the possibility that, for unforeseen reasons, the Company may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; existing competition from national and regional distributors and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; and continuing changes in the wireless communications industry, including risks associated with conflicting technologies, changes in technologies, inventory obsolescence and evolving Internet business models and the resulting competition. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

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TESSCO TECHNOLOGIES INCORPORATED

Consolidated Statements of Income

	Fiscal Quarters Ended			Nine Months Ended
	December 28, 2003	September 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$93,131,700	$81,928,500	$65,010,300	$245,051,300	$204,521,300
Cost of goods sold	73,185,200	62,664,700	48,639,200	188,535,300	150,820,100

Gross profit	19,946,500	19,263,800	16,371,100	56,516,000	53,701,200

Selling, general and administrative expenses	18,067,500	18,067,200	15,545,200	53,506,100	48,470,500
Restructuring charges	2,285,700	—	—	2,285,700	—
Benefit from insurance proceeds	—	(3,054,000)	—	(3,054,000)	—
	20,353,200	15,013,200	15,545,200	52,737,800	48,470,500

(Loss) income from operations	(406,700)	4,250,600	825,900	3,778,200	5,230,700

Interest, fees and other expense, net	483,100	498,200	319,600	1,429,300	980,800

(Loss) income before provision for income taxes	(889,800)	3,752,400	506,300	2,348,900	4,249,900

(Benefit from) provision for income taxes	(347,000)	1,463,400	194,900	916,000	1,636,200

Net (loss) income	$(542,800)	$2,289,000	$311,400	$1,432,900	$2,613,700

Basic (loss) earnings per share	$(0.12)	$0.52	$0.07	$0.32	$0.58

Diluted (loss) earnings per share	$(0.12)	$0.52	$0.07	$0.32	$0.58

Basic weighted average shares outstanding	4,420,300	4,416,800	4,516,700	4,435,700	4,512,700

Diluted weighted average shares outstanding	4,420,300	4,422,600	4,516,700	4,455,600	4,527,000

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	December 28, 2003	March 30, 2003
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,175,900	$—
Trade accounts receivable, net	43,543,900	32,216,000
Insurance receivable from disaster	—	7,248,100
Product inventory	37,443,800	26,639,700
Deferred tax asset	2,258,600	2,258,600
Prepaid expenses and other current assets	2,617,000	3,606,300
Total current assets	90,039,200	71,968,700

PROPERTY AND EQUIPMENT, net	26,451,200	24,876,900
GOODWILL, net	2,452,200	2,452,200
OTHER LONG-TERM ASSETS	1,185,600	940,200
Total assets	$120,128,200	$100,238,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade accounts payable	$48,597,800	$27,474,200
Accrued expenses and other current liabilities	6,516,400	8,577,800
Revolving line of credit	—	—
Current portion of long-term debt	497,200	372,800
Total current liabilities	55,611,400	36,424,800

DEFERRED TAX LIABILITY	3,240,600	3,240,600
LONG-TERM DEBT, net of current portion	5,262,800	5,660,800
OTHER LONG-TERM LIABILITIES	1,198,000	926,000
Total liabilities	65,312,800	46,252,200

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	48,400	48,300
Additional paid-in capital	22,191,100	22,040,100
Treasury stock, at cost	(4,547,000)	(3,792,600)
Retained earnings	37,122,900	35,690,000
Total shareholders’ equity	54,815,400	53,985,800
Total liabilities and shareholders’ equity	$120,128,200	$100,238,000

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